Exhibit 10.38
MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 14 day of December, 2009, by and between UNILIFE CROSS FARM LLC, a Delaware limited liability company (“Unilife Cross Farm” or “Seller”) and CROSS FARM, LLC, a Pennsylvania limited liability company (“Keystone Cross Farm” or “Buyer”). Each of Unilife Cross Farm and Buyer are individually referred to in this Agreement as a “Parry,” and collectively as the “Parties.”
WHEREAS, Unilife Cross Farm has purchased and intends to develop the property located at 250 Cross Farm Lane, York, Pennsylvania (the “Property”); and
WHEREAS, as part of the development of the Property, Unilife Cross Farm requires approximately Eighteen Million Dollars ($18,000,000) in financing (the “Financing”) to erect an approximately 170,000 square foot corporate headquarters, office and manufacturing facility (the “Facility”) on the Property; and
WHEREAS, subject to Article VII hereof, Keystone Cross Farm wishes to purchase a one percent (1%) interest in Unilife Cross Farm (the “Minority Interest”).
NOW THEREFORE, in consideration of the foregoing, of the representations and warranties set forth in this Agreement, and of the covenants and agreements contained herein, and intending to be legally bound, the undersigned parties hereby agree as follows:
ARTICLE I
SALE OF MINORITY INTEREST
Subject to the terms and conditions set forth in this Agreement:
1.1 Sale of the Minority Interest. Unilife Cross Farm shall issue the Minority Interest to Keystone Cross Farm upon satisfaction of the terms and conditions contained herein, including the conditions precedent set forth in Article VI.
1.2 Transfer of the Minority Interest. At the Closing (as defined in Article II hereof), Unilife Cross Farm shall issue, sell, convey, assign, transfer and deliver sufficient membership interests to Keystone Cross Farm to comprise the Minority Interest, free and clear of all liens, encumbrances and claims of others whatsoever, and accompanied by an instrument of transfer satisfactory to Keystone Cross Farm.
1.3 Purchase Price. The purchase price for the Minority Interest shall be Ninety Thousand Dollars ($90,000) (the “Purchase Price”). Subject to the satisfaction of the conditions contained in Article VII hereof, at the Closing, Keystone Cross Farm shall deliver the Purchase Price to Unilife Cross Farm in immediately available funds delivered by: (i) wire transfer to a bank or financial institution of Unilife Cross Farm’s choosing, or (ii) at the option of Unilife Cross Farm, delivery of a certified check made payable to the order of Unilife Cross Farm.

1.4 No Guarantees etc. Keystone Cross Farm shall not be required to sign any other contracts, including but not limited to any note, mortgage, loan or guarantee nor shall be it obliged to encumber the Minority Interest in any fashion, whether as part of the Financing or otherwise.
ARTICLE II
CLOSING
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the law offices of McNees Wallace & Nurick LLC, in Harrisburg, Pennsylvania, ten (10) days after the satisfaction of all of the Conditions Precedent to the Obligation of Seller to Close as more particularly set forth in Article VI herein (the “Closing Date”)
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and, unless limited in time below, shall be true and correct on the Closing Date. Each of the Parties acknowledges and agrees that the Seller has not made, nor has any party relied upon, any representation or warranty made by Seller except those expressly provided herein.
3.1 Existence and Qualification. Unilife Cross Farm is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to conduct its business in each jurisdiction where the nature of its business or properties requires it to be so qualified. Unilife Cross Farm has the power and authority to own and use its properties, and to transact the business in which it is currently engaged.
3.2 Capitalization. All of the issued and outstanding membership interests of Unilife Cross Farm (the “Outstanding Interests”) are owned by Unilife Corporation. The Outstanding Interests are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding warrants, options, contracts, calls, or other rights of any kind with regard to any authorized and unissued membership interest or any other security of Unilife Cross Farm of any kind. The Outstanding Interests are not certificated.
3.3 Authorization of Agreement and Enforceability. Seller has taken all necessary action to authorize the execution and delivery of this Agreement, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

3.4 No Violations; Consents. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both): (i) violate any provision of the Operating Agreement or Certificate of Formation of Seller, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Seller is a party or any of its assets is bound or (v) result in the creation or imposition of any encumbrance upon its assets, which violation, conflict, breach, default, acceleration or encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller or prevent or delay the consummation of the transactions contemplated by this Agreement.
3.5 Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Seller’s knowledge, threatened, against Seller or any of Seller’s properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and, unless limited in time below, shall be true and correct on the Closing Date. Each of the Parties acknowledges and agrees that the Buyer has not made, nor has any party relied upon, any representation or warranty made by Buyer except for those expressly provided herein,
4.1 Existence and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly qualified to conduct its business in each jurisdiction where the nature of its business or properties requires it to be so qualified. Buyer has the power and authority to own and use its properties and to transact the business in which it is engaged.
4.2 Authorization of Agreement and Enforceability. Buyer has taken all necessary action to authorize the execution and delivery of this Agreement, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.
4.3 No Violations; Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both): (i) violate any provision of the Operating Agreement or Certificate of Formation of Buyer, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Buyer is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Buyer, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Buyer is a party or any of its assets is bound or (v) result in the creation or imposition of any encumbrance upon its assets, which violation, conflict, breach, default, acceleration or encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or prevent or delay the consummation of the transactions contemplated by this Agreement.

4.4 Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Buyer’s knowledge, threatened, against Buyer or any of Buyer’s properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.
4.5 Financial Ability. Buyer has the financial ability to fulfill its obligations under this Agreement.
ARTICLE V
COVENANTS OF THE PARTIES
5.1 Confidentiality. The Parties covenant and agree with one another to hold in confidence all documents and information concerning the other, furnished to it in connection with the transactions contemplated by this Agreement and not otherwise available to it, and agree to use such information only in connection with such transactions. The Parties further agree not to release or disclose such information to any other person, except their respective lenders, prospective investors, outside accountants, attorneys and consultants. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained for a period of two (2) years and, during such time period, such information shall not be used in competition against the other Parties to this Agreement (except to the extent that such information was previously known to the Parties, as applicable, in the public domain, or later acquired by the Parties, as applicable, from other legitimate sources) and all such documents shall immediately thereafter be returned to the Party furnishing same. Notwithstanding the foregoing, either party shall be permitted to disclose any information or documents to the extent required by law.
5.2 Good Faith Efforts. Each Party shall utilize its respective good faith efforts to carry out the intents and purposes of this Agreement and to cure or correct any unintentional deviations from this Agreement and to accomplish any of the undertakings in this Agreement.
ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE
The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to satisfaction of each of the following conditions before or on the Closing Date, subject to the right of Seller to waive any one or more of such conditions:
6.1 Financing. Unilife Cross Farm shall have received commitments for the Financing on or before the 31st day of December, 2009 and closing on the Financing shall have occurred on or before January 31, 2010.

6.2 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement and in any certificate, exhibit, schedule or other document delivered to Seller pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby shall be true and correct on and as of the Closing Date as though such representations and warranties were made on the Closing Date.
6.3 Performance of this Agreement. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
6.4 Approval by Members. Buyer’s Members shall have approved this Agreement and the transactions contemplated hereby to the extent required by law and by its Operating Agreement.
6.5 Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.2, 6.3 and 6.4 of this Agreement. Such certificate or certificates shall be deemed a representation and warranty of Buyer hereunder.
6.6 Approval of Counsel. The validity of the transactions herein contemplated and the form and substance of all instruments, closing documents and other documents or certificates to be delivered by Buyer hereunder shall be reasonably satisfactory to Seller’s counsel.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE
The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:
7.1 Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on the Closing Date.
7.2 Performance of this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.
7.3 Approval by Members. Seller’s members shall have approved this Agreement and the transactions contemplated hereby to the extent required by law and by its Operating Agreement.
7.4 Development Agreement. That certain Development Agreement between Keystone Redevelopment Group, LLC and Seller dated as of the same date herewith (“Development Agreement”) shall be in full force and effect and neither party shall be in breach thereof or has given notice of termination or has reason to terminate said Development Agreement.

7.5 Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2, 7.3 and 7.4 of this Agreement. Such certificate or certificates shall be deemed a representation and warranty of Seller hereunder.
7.6 Approval of Counsel. The validity of the transactions herein contemplated and the form and substance of all instruments, closing documents and other documents or certificates to be delivered by Seller hereunder shall be reasonably satisfactory to counsel for Buyer.
ARTICLE VIII
CALL PROVISION
8.1 Unilife’s Call. Keystone Cross Farm shall sell, and Unilife Cross Farm shall repurchase, the Minority Interest at any time chosen by Unilife Cross Farm, at its sole discretion, within and no later than five (5) years after the Closing Date, subject to the obligation to accelerate set forth in Section 8.5 hereof (the “Call”).
(a) Unilife Cross Farm shall notify Keystone Cross Farm of the date it elects to perform the Call (the “Call Date”), in the manner prescribed under Section 12.1 herein, no later than thirty (30) days prior to the Call Date.
8.2 Call Transfer of the Minority Interest. On the Call Date, Keystone Cross Farm shall sell, convey, assign, transfer and deliver the Minority Interest to Unilife Cross Farm, free and clear of all liens, encumbrances and claims of others whatsoever, and accompanied by an instrument of transfer reasonably satisfactory to Unilife.
8.3 Call Price. The purchase price of the Minority Interest in connection with the Call (the “Call Price”) shall be determined as follows: The Base Price shall be the Purchase Price. The Base Price shall be increased at the rate of twenty percent (20%) per year on a compounded basis, with this rate increase being pro-rated for time periods of less than one (1) complete calendar year.
8.4 Delivery of the Call Price. On the Call Date, Unilife Cross Farm shall deliver the Call Price to Keystone Cross Farm in immediately available funds delivered by wire transfer to a bank or financial institution of Keystone Cross Farm’s choosing.
8.5 Acceleration of the Call. The Call shall accelerate and occur at the earliest of the occurrence of any of the following:
(a) the date that all or substantially all of the real or personal properly of any of Unilife Cross Farm Unilife Medical Solutions, Inc. (“Unilife”), Unilife Corporation (“UC”) or Unilife Medical Solutions, Ltd. (“Unilife Ltd.”) is levied upon or sold in any judicial proceedings;
(b) the date that a transfer of Unilife Corporation’s interest in Unilife Cross Farm is compelled by court order in any judicial proceeding;
(c) immediately upon the sale of the Facility or Property;
(d) upon a “Change of Control” of Seller, Unilife, UC or Unilife Ltd.; or
(e) upon the breach by Seller of the Development Agreement.

For purposes of this Agreement, a “Change of Control” of any entity shall be deemed to occur (i) upon any Change of Control of a nature that would be required to be reported in response to Item 6(e) of Schedule I4A or Item 5.01 of Form 8-K (or any successor provisions thereto) promulgated under the Securities Exchange Act of 1934, as amended and the regulations thereunder (“Exchange Act”); (ii) upon the acquisition by any person or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of an entity’s outstanding securities then entitled to vote generally in the election of directors, excluding however acquisitions by an entity or any of its subsidiaries, or any employee benefit plan sponsored or maintained by an entity, or by a corporation pursuant to a reorganization, merger, consolidation, division or issuance of securities of an entity if the conditions described in clauses (v) (A) and (B) below are satisfied; (iii) if individuals who constitute the board of directors of an entity as of the date of this Agreement (“Incumbent Board”), cease for any reason to constitute at least a majority of the board of directors of an entity during any twenty-four (24) month period; provided, however, that any individual becoming a director subsequent tot the dale of this Agreement whose election, or nomination for election by an entity’s shareholders, was approved by a vote of at least a majority of the directors then comprising the board of directors of an entity shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; (iv) the consummation of a sale of all or substantially all of the assets of an entity or the complete liquidation or dissolution of an entity, in each case, whether directly or indirectly; or (v) upon a reorganization, merger, consolidation, division, or issuance of securities of an entity, in each case unless following such transaction (A) not less than sixty percent (60%) of the outstanding equity securities of an entity resulting from or surviving such transaction and of the combined voting power of the outstanding voting securities of an entity entitled to vote generally in the election of directors is then beneficially owned by the holders of an entity’s common stock immediately prior to such transaction is substantially the same proportions as their ownership immediately prior to such transaction, and (B) at least a majority of the members of the board of directors of the resulting or surviving corporation were members of the Incumbent Board. Notwithstanding the foregoing, any combination (merger, exchange, sale, recapitalization, consolidation, scheme of arrangement or other similar combination) among any of Unilife, Unilife Cross Farm, Unilife, UC, Unilife Ltd. or other entities having common control with the foregoing shall not be considered a Change of Control.
ARTICLE IX
TERMINATION
9.1 Termination by Seller. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if a condition to the performance by Seller as more particularly enumerated in Article VI hereunder shall not be fulfilled on or before the date specified for the fulfillment thereof or if a material default under or a material breach of this Agreement shall occur or be made by Buyer and shall remain uncured at the time of the notice.

9.2 Termination by Buyer. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if a condition to the performance by Buyer as more particularly enumerated in Article VII hereunder shall not be fulfilled on or before the date specified for the fulfillment thereof or if a material default under or a material breach of this Agreement shall occur or be made by Seller and shall remain uncured at the time of the notice.
ARTICLE X
MISCELLANEOUS
10.1 Notices. All notices or other communications which are required or permitted here under shall be in writing and shall be deemed sufficiently given if delivered personally, or sent by registered or certified mail, postage prepaid, to the party for whom intended, addressed as follows:

If to Unilife Cross Farm, to:	Unilife Cross Farm, LLC
633 Lowther Road
Lewisberry, PA 17339
Facsimile # 717-932-9110

If to Keystone Cross Farm, to:	Robert L. Ventresca
Cross Farm, LLC
242 Wood Street
Doylestown, PA 18901
Facsimile #215-348-7532
All notices shall be deemed to have been given as of the date received if personally delivered, on the time of completion of the telecopy transmission, or three days after the date mailed.
10.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of each of the Parties. However, at any time prior to the Closing Date, Seller or Buyer may extend the time for the performance of any obligations or other acts of any of the Parties.
10.3 Assignment. No Party may assign this Agreement, nor any of their respective rights hereunder, without the prior written consent of each of the other Parties.
10.4 Expenses. All Parties shall pay their own expenses incident to the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.
10.5 No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.6 No Waivers. The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver thereof and such party shall have all remedies provided for herein or by applicable law with respect to the same or any subsequent act or omission which constitutes such violation or non-performance.
10.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of laws provisions.
10.8 Jurisdiction. This Agreement will be deemed to have been made and delivered in Pennsylvania and each party bound hereby (i) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Courts of Common Pleas or in the United States District Courts located in the Commonwealth of Pennsylvania, and (ii) irrevocably consents to the jurisdiction of the County Common Pleas Courts and the United States District Courts located in the Commonwealth of Pennsylvania in any such suit, action or proceeding.
10.9 Severability. If any term, covenant, or condition of this Agreement, shall to any extent, be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term, covenant, and condition of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.
10.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
10.11 Headings. The paragraph headings in this Agreement arc for convenience of reference only and shall not be deemed to alter or affect any provisions hereof.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have duly executed this Agreement as of the day and year first above written.

Unilife Cross Farm, LLC

By:	/s/ Alan Shortall

	Printed Name:	Alan Shortall
Its: CEO

Cross Farm, LLC

By:	/s/ Robert L. Ventresca

	Printed Name:	Robert L. Ventresca
Its: Manager